As filed with the Securities and Exchange Commission on July 20, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland	45-3116572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Winding Road

Old Bethpage, New York 11804

(212) 750-0371

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

POWER REIT 2020 EQUITY INCENTIVE PLAN

(Full title of the Plan)

David H. Lesser

Chief Executive Officer and

Chairman of the Board of Directors

Power REIT

301 Winding Road

Old Bethpage, New York 11804

(212) 750-0371

(Name, address and telephone number of agent of services)

WITH COPIES TO:

Leslie Marlow, Esq.

Hank Gracin, Esq

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

(212) 907-6457

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Shares, par value $0.001 per share, under the 2020 Equity Incentive Plan	239,117 shares	$27.39	$6,549,415	$850.12

(1)	The common shares to be registered include options and other rights to acquire the common shares of Power REIT (the “Registrant”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the average of the high and low sale prices of the Registrant’s common shares reported on the NYSE American on July 14, 2020.

(4)	Calculated under Section 6(b) of the Securities Act as .00012980 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Power REIT, a Maryland-domiciled real estate investment trust (the “Registrant” or the “Company”), hereby files this Registration Statement on Form S-8 relating to its common shares, par value $0.001 per share (the “Common Shares”), which have been reserved for issuance and are issuable pursuant to the Company’s 2020 Equity Incentive Plan (hereinafter referred to as the “Plan”). The Plan was approved by the Company’s Board of Trustees on May 27, 2020 and by the Company’s stockholders on June 24, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 30, 2020 and the Registrant’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2019 filed with the Commission on July 17, 2020;

●	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed with the Commission on April 27, 2020

●	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 29, 2020, February 6, 2020, March 20, 2020, April 30, 2020, May 1, 2020, May 8, 2020, May 15, 2020 and June 24, 2020;

●	The Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on May 29, 2020; and

●

the description of the Registrant’s common shares contained in its Registration Statement on Form 8-A filed with the Commission on February 11, 2014, including any amendment or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Maryland law permits a Maryland real estate investment trust to include in its amended and restated declaration of trust or declaration of trust a provision limiting the liability of its trustees, officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. The Registrant’s declaration of trust contains a provision that limits the liability of the Registrant’s trustees and officers to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation if the director or officer is adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and the Registrant’s Bylaws, the Registrant’s Bylaws require the Registrant, as a condition to the advancement of expenses, to obtain (A) a written affirmation by the trustee or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification and (B) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

The Registrant’s declaration of trust and bylaws provides that it shall indemnify, to the maximum extent permitted by Maryland law, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as a trustee, director, officer, partner, employee or agent, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. The Registrant’s has the authority, with the approval of its Board of Trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. Maryland law requires the Registrant to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

The Registrant maintains a directors’ and officers’ liability insurance policy which provides for the payment of certain losses of the trustees and officers of the Registrant and its subsidiaries (other than in the case of matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as trustees or officers of the Registrant and/or its subsidiaries, as the case may be.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2020.

POWER REIT

By:	/s/ David H. Lesser
Name:	David H. Lesser
Title:	Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned, whose signature appears below, hereby constitutes and appoints David H. Lesser as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, or his substitute, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David H. Lesser	Trustee and Chairman of the Board of Trustees, Chief	July 20, 2020
David H. Lesser	Executive Officer, Secretary and Treasurer
(Principal Executive Officer and Principal Financial
and Accounting Officer)

/s/ Patrick R. Haynes, III	Trustee
Patrick R. Haynes, III		July 20, 2020

/s/ William S. Susman	Trustee	July 20, 2020
William S. Susman

/s/ Virgil E. Wenger	Trustee	July 20, 2020
Virgil E. Wenger

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1	Declaration of Trust of Power REIT, dated August 25, 2011, as amended and restated November 28, 2011 and as supplemented effective February 12, 2014 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on April 1, 2014)
3.2	Bylaws of Power REIT, dated October 20, 2011 (incorporated herein by reference to the Registrant’s Registration Statement on Form S-4 filed with the Commission as of November 8, 2011)
4.1	Power REIT 2020 Equity Incentive Plan (incorporated by reference to the to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 29, 2020)
4.2*	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2020 Equity Incentive Plan
4.3*	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2020 Equity Incentive Plan
5.1*	Opinion of Neuberger Quinn Gielen Rubin Gibber P.A. regarding the validity of the common shares
23.1*	Consent of MaloneBailey, LLP, Independent Auditor
23.2*	Consent of Neuberger Quinn Gielen Rubin Gibber P.A. (contained in Exhibit 5.1)
24.1*	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)

* Filed herewith.